EXHIBIT 99.1
CORPORATE PARTICIPANTS
Howard Hochhauser
Martha Stewart Living Omnimedia, Inc — Acting CFO
Susan Lyne
Martha Stewart Living Omnimedia, Inc — President & CEO
CONFERENCE CALL PARTICIPANTS
Lisa Monaco
Morgan Stanley — Analyst
Michael Meltz
Bear Stearns — Analyst
Robert Routh
Jefferies & Co — Analyst
Dennis McAlpine
McAlpine & Assoc — Analyst

PRESENTATION

Operator
Good afternoon and welcome to the Martha Stewart Living Omnimedia first quarter 2006 earnings conference call and webcast. [OPERATOR INSTRUCTIONS] At this time, it is my pleasure to introduce Howard Hochhauser, acting Chief Financial Officer of Martha Stewart Living Omnimedia. Sir, you may begin when ready?

Howard Hochhauser - Martha Stewart Living Omnimedia, Inc — Acting CFO
Thank you very much and good afternoon, everyone. Welcome to our conference call to review first quarter 2006 results. Susan Lyne, our President and CEO, will speak to you about some of our recent initiatives and I will talk about our recent performance and our guidance for the second quarter of 2006. Our prepared remarks should take about 20 minutes and then we will open it up for the questions. Before turning the call over to Susan, I will remind you that our discussions will contain forward-looking statements which are made pursuant to the Private Securities Litigation Reform Act of 1995 as amended. These statements are not guarantees of future performance and involve certain risks and uncertainties which are difficult to predict. Actual future results and trends may differ materially from what is forecast in forward looking statements due to a variety of factors. Now let me turn things over to Susan.

Susan Lyne - Martha Stewart Living Omnimedia, Inc — President & CEO
Thank you, Howard. Good afternoon and thank you for joining us on our first quarter earnings conference call and webcast. This has been an excellent quarter for us. Our results far exceeded last year’s with every business showing solid year-over-year gains. Revenues were up 60% to $61.8 million from $38.7 million in the prior year’s quarter. OIDA for the first quarter was better by $12.4 million, moving from an OIDA loss of $(14.9) million in the same period last year to a loss of $(2.5) million. Operating loss for the first quarter was $(7.7) million compared to $(19.8) million. And loss per share from continuing operations was $(0.13), two cents ahead of analysts’ estimates and $0.24 better than our prior year first quarter loss of $(0.37). I am particularly pleased that despite unforecasted costs to develop our line of products at Macy’s, we are maintaining our full year guidance. On our last earnings call, I stated our commitment to deliver free cash flow in ‘06 and set the stage for long-term sustainable growth.
The agenda I laid out hinged on three areas that we know can be primary revenue drivers in the future, our internet business, the strategic expansion of our merchandising partnership and content creation that broadens our demographic reach. We remain highly focus on these three areas and we are already seeing real and promising results, particularly in MSO’s merchandising segment. Earlier this month we announced an agreement with Federated Department Stores to develop a new line of home merchandise, the Martha Stewart Collection, exclusively for Macy’s. This line will debut in fall of 2007 at Macy’s stores nationwide and on macys.com. And will feature a full range of home goods, bed and bath textiles, housewares, casual dinnerware, flatware and glassware, cookware, holiday decorating and trim and tree products designed especially for Macy’s more upscale customers. Macy’s also expects to sell other Martha Stewart branded products on a non-exclusive basis. Just yesterday, we announced a multi-year agreement with Safavieh to manufacture area rugs. And we anticipate that our Bernhardt furniture line will be available at Macy’s before the end of the year.
As with all of our licensing deals, we have no inventory or capital costs here. Our principal expense is our design staff, which we will augment to create the new line. This partnership gives MSO broad upscale distribution in the first truly national department store chain, 810 stores by year-end in every significant market across the country. The Martha Stewart Collection will be a powerful new revenue stream for the Company. Macy’s is already the number one home retailer with 4 billion in home sales. We would expect to capture about 10% that business and to grow Macy’s share of the market. This new partnership builds on other initiatives that were just getting underway when we released our fourth quarter results. Initiatives like our groundbreaking collaboration with KB Homes and our partnership with EK Success to launch Martha Stewart Crafts.
Since then, we successfully launched the first Martha Stewart KB Home Community in Carey, North Carolina. When KB opens a new community, they typically see traffic of 250 to 500 people on opening day and sell an average of ten homes. 4500 attended our grand opening on March 9th and 93 homes were sold. We expect a similarly enthusiastic response to the communities we will develop under our expanded agreement with KB, including Atlanta, Daytona, Houston, southern California, Las Vegas and Charlotte. To give you a sense of what this mean for the Company, of the 1800 homes in communities we have committed to thus far, we expect to close on approximately 200 in this first ramp up year and to book an average of $8,000 per home. This number does not include revenue from Martha’s Choices, a line of interior and exterior home products, including floor coverings, lighting fixtures, bathroom fixtures, kitchen cabinets, hardware, window treatments, doors and closet organizers that we expect to make available next year in KB studios nationwide.
We anticipate a broader future rollout in these categories, but we will not be sizing that business until the licensing partnerships are completed. On our last call, we also discussed our plans to enter the craft space with EK Success and GTCR Golder Rauner beginning with a $3 billion scrapbooking market. With a library of crafting stories and patterns to source, our design team has already created a very broad and truly unique assortment of products for launch in January 2007. There is currently no major brand in this crafting space and the response to our announcement from retailers and consumers alike has been overwhelmingly positive. These partnerships are a powerful illustration of our strategic commitments to leverage the Martha Stewart brand across a diversified mix of merchandising partners in categories where we have brand equity and the expertise to deliver a better product. Together, they will address the anticipated decline in revenues from our Martha Stewart Everyday line beginning in 2008, as laid out in our contract with K-Mart, positioning the Company for continued growth and creating long-term value for our shareholders.
One of our great and distinctive strengths as a Company has always been the creative concept we generate. We set very high standards internally and the industry has consistently recognized the excellence of our publications. This year we received five nominations for the industry’s most prestigious award from the American’s Society of Magazine Editors. In addition to those ASME nominations, Everyday Fluid was ranked number one for magazines in its category on Ad Week’s annual hot list. And in that same issue, Ad Week named the publishing team of Martha Stewart Living the Executive Team of the Year. The quality of our product and the readership we deliver are the primary reason that advertisers have returned in droves to our pages. Ad revenue and circulation are experiencing healthy growth across the magazine group. Ad pages for the quarter are up 70% at Martha Stewart Living and 40% at Everyday Food, with ad revenue growth outstripping page growth.
We saw strong gains as well at our newest publication, Body and Soul, where ad revenue was up 50% over last year. These gains should continue when Body and Soul increases its rate base in July from 350 to 400,000. We take special pride in reporting this level of growth during a quarter in which ad sales were flat industry wide. Next week we will launch Blueprint, a new lifestyle magazine for women ages 25-45 that has already captured the interest of advertisers and consumers. The magazine will build on Martha Stewart Living’s key areas of expertise, decorating, entertaining and organizing with coverage of fashion and beauty, health, fitness, travel and technologies. This new edition to our portfolio furthers the Company’s strategic goals to extend our demographic reach and allows us to tap the growing pool of advertising dollars being spent against this demo. The results thus far are very promising.
Advance subscription sales for Blueprint are well ahead of forecast, with 75,000 sub booked, about 40% coming from online sources. The first issue, with a rate base of 250,000, showcases a broad range of advertising categories, including fashions, automotive, home furnishings, cosmetics and packaged goods. Better yet, it has attracted new advertisers and new product lines that do not currently run in our other publications. A second issue will be on newsstands in late August, 2006, with six issues slated for 2007. We continue to believe that the internet is a vast and under tapped opportunity for the Company and our brand and we are encouraged by recent trends. Our first quarter traffic was up 80% and page views doubled year-over-year. Ad revenues increased tenfold, though clearly against the low prior year base. Our foundational work is well underway for an early ‘07 relaunch of our website. So we will deliver a much richer mix of content in our core areas, along with tools and applications that will go beyond what other lifestyle companies offer.
With many thousands of recipes from quick meal solutions to elaborate holiday menus, home decorating and organizing tips and craft ideas for every age and experience level, all with step-by-step how to instructions and relevant video content, we’re uniquely well positioned to become the go-to life style destination. New tools and templates will allow users to create their own personalized projects, including digital photo albums, recipe cards, calendars, party menus and just about anything imaginable. We have every intention of making additional scrapbooking experience easier and significantly upgrading the product designs. The first of these digital offerings will be available by fourth quarter to coincide with holiday needs. Our goals and our focus are clear as we begin the year. The Company is off to a very strong start and we have every reason to expect that we will continue to build as the year unfolds. Now, I will turn the call back over to Howard to walk you through a more detailed financial review and our guidance.

Howard Hochhauser - Martha Stewart Living Omnimedia, Inc — Acting CFO
Thank you, Susan. In the first quarter, we continued to build on our recovery with year-over-year improvements in every business segment. Total revenue in the quarter increased 60% or $23 million to $61.8 million, while our EBITDA increased $12 million to a loss of $2.5 million, coming in ahead of our guidance. EPS was a loss of $0.13 in the quarter, compared to an EPS loss of $0.37 in the prior year period. Excluding noncash equity compensation our EPS loss would have been $0.07 in the current period compared to a loss of $0.31 in the prior year period. Let me touch on some financial highlights for the first quarter. In publishing, advertising pages in Martha Stewart Living increased approximately 70%, with advertising revenue increasing ahead of page growth. Particular categories of strength include food, toiletries and cosmetics, and drugs and revenues. Circulation revenue in MSL also increased in the period.
Publishing also began to benefit from improvements in Body and Soul magazine, where advertising revenue increased 50%. The quarter also included an investment in Blueprint of approximately $1.1 million. In broadcasting, our results included full quarter of both our Martha television show and our Martha Stewart Living radio channel in Sirius Satellite Radio. In merchandising, the results for the quarter include a portion of the true up payment related to our minimum guarantees from K-Mart of $2.2 million. Comp store sales of our product at K-Mart increased 4.4% in the period, due largely to the introduction of our Everyday Furniture line, as well as strength in garden furniture. Sales for the year-to-date period are down about 1%. Our internet direct commerce segment reflects advertising revenue of $1.3 million relative to less than $100,000 in the prior year quarter. Given the high margin nature of advertising revenue and continued discipline investment spending and expense control, we were able to report another profitable quarter.
Corporate expenses increased largely due to the addition of several key positions added throughout the past year, including a CIO, general counsel and head of corporate development. Our total noncash equity compensation in the quarter with $3.0 million compared to $3.2 million in the prior year quarter. The quarter includes approximately $600,000 of stock based compensation related to adoption of 123R. Our cash and short-term investments increased in the quarter. We finished the quarter with $121 million in cash and short-term investments, which equates to more than $2 per share. Let me now provide you with second quarter guidance on a segment basis. For the second quarter of 2006, we expect to report revenue in the range of $60 to $65 million with an OIDA loss of $(4.0) to $(5.0) million. Our operating loss is expected to be in the range of $(9.5) to $(10.5) million.
Factors contributing to the second quarter results within each segment are as follows. For publishing first quarter revenues are expected to be approximately $39 to $40 million, while OIDA is expected to be approximately $1.5 to $2 million, including an investment in Blueprint of $1.9 million, an improvements of over $4 million year-over-year. Revenues and operating results will reflect higher advertising and circulation revenue for Martha Stewart Living magazine, resulting from higher ad pages and subscription copies sold, as well as continued reduction in our losses in Everyday Food, principally due to lower subscriber acquisition cost. The quarter will also continue to benefit from strength in Body and Soul magazine. Broadcasting revenues are expected to be approximately $11.5 to $12.0 million, as we benefit from a full quarter of our new syndicated show and our new radio program on Sirius. OIDA for the quarter will approximate $0.5 million.
Merchandising revenues for the quarter are expected to be approximately $9.0 to$9.5 million, while OIDA will be approximately $4 to$4.5 million. Our expenses in merchandising will be approximately $1 million higher year-over-year, as we increased our staff to support some of our new initiatives, including Macy’s. We expect internet direct commerce revenues will approximate $4.5 to $5.0 million for the quarter and an OIDA loss of approximately $0.5 million as we begin to invest in design and development of our new internet platform. Corporate expenses will approximate $10.5 million. I also want to reiterate that despite new investments needed to staff our Macy’s deal of $500,000 to $1 million, we remain on track to report OIDA in the range of $10 to $12 million, including a $5 million investment in Blueprint and a $3 million investment in developing the current content portion of our internet business. We anticipate CapEx of $7 million in 2006, just over half of which will be used in the development of our new web platform. This concludes the formal part of our presentation. I would like now to turn the call back to the conference call operator for Q&A.
QUESTION AND ANSWER

Operator
Thank you. [OPERATOR INSTRUCTIONS] Thank you, our first question is coming from Lisa Monaco of Morgan Stanley.

Lisa Monaco - Morgan Stanley — Analyst
Hi. Howard could you just quantify what the investment spending for the Macy’s contract is this year and I have a few follow-up.

Howard Hochhauser - Martha Stewart Living Omnimedia, Inc — Acting CFO
Yes, this year we will likely invest between $0.5 million and $1 million. And that is all in people and staffing. It is going to be a mixture of some full-time people and some freelancers. There is no other investment that we need to do. It is like all of our other licensing deals they have all of the inventory and real costs. You had some other questions?

Lisa Monaco - Morgan Stanley — Analyst
And then can you just talk to the expected losses for Food and Body and Soul this year and then any commentary on ‘07? And then where you expect the cash position to be at the end of the year, thanks.

Howard Hochhauser - Martha Stewart Living Omnimedia, Inc — Acting CFO
On a combined basis those two magazines should be less than $5 million loss this year, which is a better than half of the loss in the prior year. And then next year you can look to both of those properties being breakeven to profitable.

Operator
Thank you. Our next question is coming from Michael Meltz of Bear Stearns.

Howard Hochhauser - Martha Stewart Living Omnimedia, Inc — Acting CFO
Let me just jump back to Lisa’s cash position question. You probably saw our cash jumped $120 million from about $100 million at year-end. You could expect at year-end we will be between $100 to $110 million. And then the same thing will happen in Q1 ‘07, when we get that K-Mart payment the cash will jump up again.

Michael Meltz - Bear Stearns — Analyst
Great. Susan, quick question on the Macy’s deal. What has been the reaction from K-Mart since that was announced. Have you or can you just give us an update on the status of your negotiations. And then I have a follow-up after that.

Susan Lyne - Martha Stewart Living Omnimedia, Inc — President & CEO
I think Eddie Lampert spoke to this on his call. He acknowledged that this was fully within our contractual right to do this. And also acknowledge that the brand was an important one for K-Mart. We expect — we have a deal with K-Mart through the end of ‘09 and we fully expect to meet all of the requirements of that contract. We will continue to design what I think has been a wonderful product line there that obviously customers love. We have nothing new to report on any negotiations with K-Mart. I think we have really spoken to that before. What I have said always was that we would do a deal, if we felt that it was in the long-term interest of our Company and our shareholders and the Macy’s deal is that.

Michael Meltz - Bear Stearns — Analyst

Got it. Okay. And Howard, two quick questions on the publishing segment. You talk about advertising and revenues being up, can you quantify what MSL — how it actually did in the quarter, advertising and circ. And then what is set for the total segment, what advertising and circ were up?

Howard Hochhauser - Martha Stewart Living Omnimedia, Inc — Acting CFO
No problem. Ad revenue in MSL was more than a double. And then same for the consolidated entities. Circ revenue — and then that is relative to that 70% page growth. So what we are seeing is some pretty good pricing that Susan can talk to. And then circ revenue was up 8% for MSL and a little bit better for the consolidated, was up 9%.

Michael Meltz - Bear Stearns — Analyst
More than a double. Is there any more granularities?

Howard Hochhauser - Martha Stewart Living Omnimedia, Inc — Acting CFO
Just over 100%. And it is really we have had a lot of new advertisers coming in, as you could tell from the page growth. And now we are pricing the magazine and we would consider sort of market rates getting back from where we were a few years ago.

Michael Meltz - Bear Stearns — Analyst
Got it. So that was MSL, what about the segment?

Howard Hochhauser - Martha Stewart Living Omnimedia, Inc — Acting CFO
The segment looks a lot like MSL, so the segment was up 9% and circ relative to the 8 for MSL, and again you are just over 100% for ad revenue. Great. Thank you.

Operator
Thank you, our next question is coming from Robert Routh of Jefferies & Co.

Robert Routh - Jefferies & Co — Analyst
A few quick questions. First, obviously you guys have signed a lot of merchandising deals in a very quick span of time, or short span of time. I am wondering if you can comment on how many more deals you expect to do or you would like to do by the end of ‘06? And then again maybe by the end of ‘07, because obvious there is only so much that you can do and integrate. I am just kind of curious as to what your expectations are. Then second, I know you took an equity interest in the crafts deal. Could you tell us the size of that equity interest? And then are you looking to get equity interest in future deals going forward or are they more of just the straight royalty deals that you have currently been signing?

Susan Lyne - Martha Stewart Living Omnimedia, Inc — President & CEO
Let me address the first of those questions. I think we are very comfortable on the merchandising side with the deals we have signed. These are all right in our wheelhouse. They are areas where we have real brand equity and where we know our customer would like us to be. All the research we have done has made us very aware that in that home and lifestyle arena, our customer expects us, wants us to be there. They know we deliver a better quality product than are currently available. And they would like to see us where they shop, which was part of the reason we decided to really diversify and not be dependent on any one retailer. We will still be doing some smaller deals to really fill out the licensing partnerships we anticipate for the Macy’s deal and for the KB studios, Martha’s choices. But those will be more along the lines of the Safavieh rugs deal, where we choose a manufacturing partner and work with them.
I think that we could certainly be looking at some internet partnerships going forward, some content partnership, but I think on the merchandising side, we feel we have an ambitious but highly doable plan. We launched KB Home this year. By 2007, we will have a full year of KB Home and the introduction of Martha’s Choices. We will also be launching the craft business in the early part of that year. And we will see a fall launch of Macy’s. And by 2008, we will have a full year of all of those programs, which will offset that KB minimum decline.

Howard Hochhauser - Martha Stewart Living Omnimedia, Inc — Acting CFO
And on the equity stake? So on the craft deal we have a service subordinated 15% stake in this entity. And each deal is different, but on this deal we wanted to — we are going to create value for them. We wanted to get a piece that. So there is value we had there. And each new deal we approach with a blank sheet of paper. So it is potential that we do get equity stakes going forward but it’s TBD.

Robert Routh - Jefferies & Co — Analyst
Then one quick follow-up. In terms of ad pages year-over-year, could you give us the actual the number for Everyday Food and for Martha Stewart Living? And then also could you give us the number when the magazine, Martha Stewart Living, was at its peak? What your add page number was, I believe, back in ‘02 or ‘01.

Howard Hochhauser - Martha Stewart Living Omnimedia, Inc — Acting CFO
Sure. Let us do Living first. Living pages in the first quarter were 313, which compares to around in 2000, which is the height of the dot-com bubble. We had a lot of dot com pages, was just under 500. So while clearly off its peak, I would say this quarter you saw us move ahead of Real Simple for the first time in a few years. With respect to Everyday Food, our pages in the quarter were 154. Obviously, it is a new magazine so there is no comparables. Those are the peak pages.

Robert Routh - Jefferies & Co — Analyst
Great, thank you very much.

Howard Hochhauser - Martha Stewart Living Omnimedia, Inc — Acting CFO
You bet.

Operator
Thank you. Our next question is coming from Dennis McAlpine of McAlpine & Associates. Please go ahead, sir.

Dennis McAlpine - McAlpine & Assoc — Analyst

Thank you and good afternoon. Following up on Robert’s question, can you talk on MSL where you stand as far as gaining share. Both Oprah and Real Simple appeared to be flat to marginal up. Do you think that you are taking share from them as opposed to the segment expanding. Second, could you talk about what you are going to do to the TV show or what has to happen to the TV show to get that profitable or do you just keep going as it is, just for the promotional value? And then lastly, would you talk about the Macy’s contract relative to any minimum guarantees and also whether that has any exclusivity, i.e. no Sears going forward.

Susan Lyne - Martha Stewart Living Omnimedia, Inc — President & CEO
Let us take these one at a time. Your first question. Let us go back to your first question, which was?

Dennis McAlpine - McAlpine & Assoc — Analyst
The market share of the segment.

Susan Lyne - Martha Stewart Living Omnimedia, Inc — President & CEO
Let us start there. Yes, we do believe we are taking market share and not just the O and Real Simple market share, but also from some of the other home and lifestyle books. Obviously, Meredith has had a weaker quarter than anticipated. And Better Homes and Gardens is certainly part of our competitive set. Yes, we think that we are regaining market share we lost. This has been a relatively flat advertising quarter for the industry as a whole, but it has been extremely robust for us. Your next question was TV?

Dennis McAlpine - McAlpine & Assoc — Analyst
TV show.

Susan Lyne - Martha Stewart Living Omnimedia, Inc — President & CEO
Okay. TV we have — we have certainly looked at our expenses on that and we have done some cutting. But we are very happy with the product as a whole and this is only a first year show, remember. So, we will watch and see what happens. We think there is opportunity to gain more traction in our second year. But what is important is that it is a significant driver for the rest of our businesses. We immediately saw more than a 50% jump in our internet traffic as a result of Martha being back on the air. She is able to really throw to MarthaStewart.com very comfortably. We give people a lot of backup information on our website. We have seen an increase in our single copy sales. It is a real driver for our businesses and I am sure that it will be for our merchandising businesses going forward. It is a very important platform for us.

Dennis McAlpine - McAlpine & Assoc — Analyst
And Macy’s?

Susan Lyne - Martha Stewart Living Omnimedia, Inc — President & CEO
We are not going to comment on any of the specific terms of our Macy’s deal but I think you can assume we will not be at Sears.

Dennis McAlpine - McAlpine & Assoc — Analyst

Okay. Can you say whether there is a minimum guarantee, not how much?

Susan Lyne - Martha Stewart Living Omnimedia, Inc — President & CEO
There are minimum guarantees.

Howard Hochhauser - Martha Stewart Living Omnimedia, Inc — Acting CFO
There are minimums. And as Susan said in her speech, it is a $4 billion category, we expect to be 10% of it, just to help you guys size the deal.

Dennis McAlpine - McAlpine & Assoc — Analyst
$4 billion?

Howard Hochhauser - Martha Stewart Living Omnimedia, Inc — Acting CFO
It is a $4 billion category at Macy’s. We believe that over time we can become 10% of that category and help grow that category for Macy’s. And then there is potential, not getting into names of retailers, there is just generally opportunity among a variety of categories.

Dennis McAlpine - McAlpine & Assoc — Analyst
Can you say what the K-Mart revenues were in the first quarter?

Howard Hochhauser - Martha Stewart Living Omnimedia, Inc — Acting CFO
Well, we do about $1 billion in sales at K-Mart a year. It is generally pretty evenly spread out, because you have garden in the beginning and in the fourth quarter you have holiday sales. So it’s a little fourth quarter weighted, but I could get the detail in one minute here.

Dennis McAlpine - McAlpine & Assoc — Analyst
I am sorry; I was just thinking of the revenue that you booked from K-Mart.

Howard Hochhauser - Martha Stewart Living Omnimedia, Inc — Acting CFO
Yes, one minute.

Dennis McAlpine - McAlpine & Assoc — Analyst

Okay.

Howard Hochhauser - Martha Stewart Living Omnimedia, Inc — Acting CFO
It is about 80% of the segment revenue.

Dennis McAlpine - McAlpine & Assoc — Analyst
Good, thank you.

Operator
Thank you. [OPERATOR INSTRUCTIONS] Our next question is a follow-up question coming from Lisa Monaco of Morgan Stanley.

Lisa Monaco - Morgan Stanley — Analyst
Howard, could you just give us a little bit more color on what we should expect for craft to contribute to ‘07, thanks.

Howard Hochhauser - Martha Stewart Living Omnimedia, Inc — Acting CFO
It is going to launch in the beginning of ‘07 and, to be honest, until we start selling the product; it is hard to size it. As soon as we do, we will be very happy to give you guys numbers. It is just a little too early until it is distributed in retailers until they start buying it. What we could say is we had — there was a craft show, which we had a booth and was standing room only and people were really enthused about it. That does not help you model it, but it should give you a sense of the interest and demand.

Susan Lyne - Martha Stewart Living Omnimedia, Inc — President & CEO
I think you should also assume that this craft business is part of a larger interest we have in this whole scrapbooking arena. And I would particularly point to the digital scrapbooking area. It will be a large part of our ‘07 rollout for our internet site. We expect to have a very robust digital cards, calendars, albums, which is already a significant business if you look at companies like Kodak and Shutterfly and Snapfish, it’s many hundreds of millions of dollars and we do believe we can create product and give people tools and ideas and templates that will allow us to capture a significant portion of that.

Lisa Monaco - Morgan Stanley — Analyst
And then just real quick, can you give us some color on how the DVD deal is playing out?

Susan Lyne - Martha Stewart Living Omnimedia, Inc — President & CEO
The DVD deal has been less robust than we would have hoped. We had no idea going into the marketplace whether DVDs were something that we could drive people to. It is a business that is very focused on feature film sales, where many hundreds of thousands of DVDs come into the marketplace. They do most of their sales within a couple of weeks. And then they are off the shelves. What we are doing is building up a library of resources for people. I think our sales have been maybe about —

Howard Hochhauser - Martha Stewart Living Omnimedia, Inc — Acting CFO

Actually, sales in the product are less than 100,000 in the aggregate.

Susan Lyne - Martha Stewart Living Omnimedia, Inc — President & CEO
Okay. They are — it is a slight moneymaking business for us but not significant. And I think where we are finding use here is that it is allowing us to go back through the library product and to consolidate very short useful pieces for people that we will be able to use on other platforms. So, the actual process itself, I think, will be extremely valuable going forward. Okay. Thank you.

Operator
Thank you. Our final question is a follow-up question coming from Michael Meltz of Bear Stearns.

Michael Meltz - Bear Stearns — Analyst
Great, thank you. Hello?

Howard Hochhauser - Martha Stewart Living Omnimedia, Inc — Acting CFO
Michael?

Michael Meltz - Bear Stearns — Analyst
Yeah, I thought I lost you. Susan, I think you said twice on this call and I do not want to nitpick, but it is what I do. You said twice in ‘08 you think these new initiatives will fill the gap with K-Mart. So, should we take that to mean Macy’s, KB Homes and crafts together are $45 million or so? Is that how to think of that.

Susan Lyne - Martha Stewart Living Omnimedia, Inc — President & CEO
I think that I would not specifically put that number on them. But I think that there is a range in there that is in that ballpark. So, when we aggregate those businesses you talked about and some of these other licensing businesses we are going to be bringing online, I think that we do believe we will be able to offset that decline.

Michael Meltz - Bear Stearns — Analyst
Including announcements that have not yet been made?

Susan Lyne - Martha Stewart Living Omnimedia, Inc — President & CEO
That is correct.

Michael Meltz - Bear Stearns — Analyst

Thank you.

Operator
Thank you, ladies and gentlemen, for joining us today. This does conclude the Martha Stewart Living Omnimedia conference call. You may now disconnect your lines and have a wonderful day.